EXHIBIT 10.17

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

AMENDMENTS NO. 1-3 TO SPECTRUM MANAGER LEASE AGREEMENT

entered into as of February 13, 2008, June 11, 2008

and November 26, 2008, respectively

between Globalstar Licensee LLC, a Delaware limited liability company and a wholly-owned subsidiary of Globalstar, Inc. with its principal place of business located at 461 South Milpitas Blvd., Building 5, Milpitas, CA 95035 (“Lessor”) and Open Range Communications, Inc., a Delaware corporation with its principal place of business located at 8100 E Maplewood Avenue, Greenwood Village CO 80111  (“Lessee”) (collectively the “Parties” or, individually, a “Party”).

WITNESSETH

WHEREAS, the Parties entered into that certain Spectrum Manager Lease Agreement dated as of October 31, 2007 (as amended through the date hereof, “the Lease Agreement”); and

WHEREAS, at the Lease Commencement Date (as such term is defined in the Lease Agreement), the Lease Agreement will initially apply only to 6,000,000 Pops and [*] MHz of GSAT Spectrum (as such terms are defined in the Lease Agreement); and

WHEREAS, the Parties desire to amend the Lease Agreement as set forth herein; and

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

1.                                      The second sentence of Section 1(a) is stricken in its entirety and a new sentence is inserted in lieu thereof as follows:

“The Parties acknowledge that the Initial Markets include 6,000,000 Pops and [*] MHz of GSAT Spectrum (such spectrum being subject to increase as set forth herein) with “Pops” being defined as the population of a “Place,” as used for the reporting of decennial census data, including census designated places, consolidated cities and incorporated places, based on 2000 Census Data and extrapolated to 2006 using county growth rate demographic information as provided by Claritas and included in Exhibit C hereto.”

2.                                      The lead-in to Section 8(a) of the Lease Agreement is stricken in its entirety and a new lead-in to Section 8(a) is inserted in lieu thereof as follows:

“8(a) Ongoing Lease Agreement Payments for Initial Markets and Deferred Pop Markets.  Beginning on the Lease Commencement Date (except as otherwise set forth below) and continuing on the same day of each month thereafter until the expiration or termination of the term of this Lease Agreement, Lessee will pay to Lessor monthly lease payments as follows:”

3.                                      Section 8(a)(i) of the Lease Agreement is stricken in its entirety and a new Section 8(a)(i) is inserted in lieu thereof as follows:

“(i) Fixed monthly payments (“Fixed Lease Payments”) and down payments (“Down Payments”) as set forth on Exhibit D hereto.  Notwithstanding anything to the contrary in the Lease Agreement or any Exhibit, the Parties agree that the Fixed Lease Payments payable under this Lease Agreement shall be as set forth in Exhibit D, as amended from time to time, as appropriately adjusted for the amount of MHz and Pops leased.  All references to Exhibit D in this Lease Agreement or any Exhibit shall mean Exhibit D, as amended from time to time based upon the notes included thereon.  The Down Payment for the Initial Markets with respect to the frequency band [*] MHz shall be payable on the Lease Commencement Date.  The Fixed Lease Payments for the Initial Markets with respect to the frequency band [*] MHz shall begin on [*].  Beginning on the earlier of [*] or the date of the L-Band Notice (as defined below), Lessee shall pay, in addition to all other payments due under this Lease Agreement, an amount per month that is sufficient to pay in full over a 24-month period the total amount of Fixed Lease Payments that would have accrued from the Lease Commencement Date through [*] (rounded to the nearest whole month) if the Fixed Lease Payments for the Initial Markets with respect to the frequency band [*] MHz had begun to be payable on the Lease Commencement Date rather than on [*].  The Fixed Lease Payments for the Deferred Pop Markets with respect to the frequency band [*] MHz shall begin, and the Down Payment for such Deferred Pop Markets shall be payable, on the earlier of (A) the date on which Lessee begins offering any ORC Services in such market pursuant to Section 10(a) hereof and (B) the first day of the [*] month following the Lease Commencement Date (except as otherwise set forth in Section 10(a)(v) below). Additionally Lessee shall have no obligation to make any Down Payment, Fixed Lease Payment or Variable Lease Payment with respect to the frequency band [*] MHz and no such payment shall begin to accrue unless prior to [*] Lessee notifies Lessor in writing (the “L-Band Notice”) that it chooses to lease spectrum usage rights with respect to such frequency band, in which case this Lease Agreement shall apply to such frequency band beginning [*] and all such payments shall begin on such date.  If Lessee fails to provide such notice to Lessor prior to [*], Lessee’s right to lease spectrum usage rights for the frequency band [*] MHz shall lapse and Lessee shall have no further obligation with respect thereto. For the avoidance of doubt, the parties agree that, notwithstanding anything to the contrary in this Lease Agreement or any exhibit hereto: (X) the Down Payment payable on the Lease Commencement Date for the Initial Markets shall be $[*], (Y) the additional Down Payment for the Initial Markets payable with respect to the frequency band [*] MHz on [*] if Lessor delivers the L-Band Notice by such time shall be $[*], and (Z) the Down Payment for the Deferred Pop Markets, subject to Section 10(a)(v), shall be $[*] if Lessee delivers the L-Band Notice, otherwise the Down Payment for the Deferred Pop Markets shall be $[*]. If Lessee is not able to use a portion of the GSAT Spectrum for the provision of WiMAX services due to a regulatory restriction imposed by the FCC, the Down Payment and all Fixed Lease Payments shall be adjusted so that they apply proportionately based on the portion (determined by number of MHz) of GSAT Spectrum actually available for use by Lessee for the provision of WiMAX services, as more specifically set forth on Exhibit D hereto.”

4.                                      Section 10(a)(v) of the Lease Agreement is stricken in its entirety and a new Section 10(a)(v) is inserted in lieu thereof as follows:

“(v) For avoidance of doubt, the fact that a market has been identified by Lessee as a Deferred Pop Market will not, by itself, cause Lessee to be liable for payment for the Pops within such market under this Lease Agreement.  The payment obligations for such Deferred Pop Market under Section 8 and Exhibit D hereof will begin on the earlier of i) the beginning of the [*] month following the Lease Commencement Date and ii) the date on which Lessee begins offering any ORC Services in such market, provided that on or before [*] Lessee may at its discretion notify Lessor  in writing that it will not lease the spectrum usage rights for the Deferred Pop Markets in which case Lessee’s right to lease such rights for the Deferred Pop Markets will terminate and Lessee shall have no further obligation with respect to the Deferred Pop Markets (including no obligation to make the Down Payment with respect thereto).  If Lessee has not notified Lessor that it will not lease the spectrum usage rights in the Deferred Pop Markets and Lessee has not identified in writing to Lessor the Deferred Pop Markets in accordance with this Section by the end of the [*] month following the Lease Commencement Date, Lessee shall be liable for payment for all [*] Deferred Pops under this Lease Agreement, whether or not it is providing service in any Deferred Pop Markets at such time.  Once payment obligations begin for the Deferred Pop Markets, all other terms of this Lease Agreement (except as specifically otherwise noted herein) shall apply to the Deferred Pop Markets.”

5.                                      Section 14(d)(v) is added as follows:

“(v) Any other provision of this Agreement to the contrary notwithstanding (but still subject to the provisions of Section 14(d)(vi), Lessee may terminate the lease of GSAT Spectrum pursuant to this Lease Agreement for convenience, with or without cause, upon written notice to Lessor and payment of a cash termination fee to Lessor in the amount of (A) [*] of the net present value, determined assuming a [*]% per annum discount rate, of the remaining Fixed Lease Payments during the Initial Term as set forth in Exhibit D hereto (which shall include, without limitation, Fixed Lease Payments for all markets in which Lessee is providing service at that time, and all Deferred Pop Markets for which Lessee has entered into a sublease of spectrum with a third party whether or not service is then being provided, but not including any other Deferred Pop Markets for which payment has not yet begun or to the extent that Lessor continues to receive revenue from any of Lessee’s sublessees following termination of the Lease pursuant to this section), plus (B) an amount determined by multiplying the monthly Variable Lease Payment in effect at such time by the number of ORC subscribers on the termination date multiplied by the number 48, in which case Lessee will have no obligation to make any further payments of any kind hereunder, except for any payments that relate to periods prior to the termination date.  Following valid notice of termination, this Lease Agreement and all rights and obligations of the Parties hereunder shall terminate, except the obligation to make any payments that relate to periods prior to the termination date, and the provisions hereof relating to termination, indemnification, dispute resolution and confidentiality (which shall survive the termination of this Lease Agreement).

6.                                      Section 14(d)(vi) is added as follows:

“(vi) Any other provision of this Agreement to the contrary notwithstanding, in the event (A) the Board of Directors of Lessee votes to abandon Lessee’s plan to deploy its system or to dissolve and wind down the business of Lessee and Lessee commences to do the same (including returning capital to its preferred investors) , or (B) if the RUS ceases to lend to Lessee, or if the RUS Loan is terminated for any reason (including repayment of the Loan by ORC, but not including a refinancing or other replacement of the RUS Loan that would permit Lessee to continue to deploy its system) or (C) the Lessee becomes reasonably insecure as to the ability of the Lessor to comply with, or secure from the FCC an extension of time to comply with, any conditions or requirements applicable to or affecting its authorization to provide or permit Lessee to provide ATC services as contemplated in this Lease Agreement, including but not limited to the conditions and requirements imposed by the FCC in its Order and Authorization, FCC 08-254, released October 31, 2008 (the “Globalstar WiMAX Order”) (File No. SAT-MOD-20080516-00106) as they may be amended from time to time, then Lessee shall have the right, which must be exercised by written notice to Lessor delivered prior to [*].  Following valid notice of termination, this Lease Agreement and all rights and obligations of the Parties hereunder shall terminate (including, but not limited to, the obligation to make any further Down Payments, Fixed Lease Payments, or any cash termination fee), except the obligation to make any payments that relate to periods prior to the termination date, and the provisions hereof relating to termination, indemnification, dispute resolution and confidentiality (which shall survive the termination of this Lease Agreement).

7.                                      A new Section 10(l) is added as follows:

“Lessor agrees to reimburse Lessee for [*]% of Lessee’s net out-of-pocket cash expense for Lessee’s offering replacement units to up to [*] customers who are using first-generation WiMAX/SPOT customer premise equipment.”

8.                                      A new Section 10(d)(iii) is added as follows:

The Parties agree that the Exclusivity Period provided for in Section 10(d)(i) hereof has expired.

9.                                      Section 10(b)(iii) is stricken in its entirety and a new section 10(b)(iii) is inserted in lieu thereof as follows:

“(iii) For the period beginning on the Lease Commencement Date with respect to the Deferred Pop Markets and on the date on which the Options become exercisable with respect to the Option Markets, and ending on the earliest of (A) the date on which the final Option is exercised, (B) the expiration of any Option pursuant to subsection (i) above or another provision of this Lease Agreement prior to it being exercised in full by Lessee and (C) [*] if the Options do not become exercisable on or before that time (the “Pops ROFR Period”), Lessee shall have the following right of first refusal to lease GSAT Spectrum in geographic markets outside the [*] that include up to [*] Pops in the aggregate (but only up to [*] in the aggregate before the Options become exercisable) (the “Pops ROFR”).  The Pops ROFR shall operate as follows and shall be subject to the following limitations.  If Lessor receives a bona fide offer to lease GSAT Spectrum for broadband services (an “Offer”) in any geographic market or markets outside the [*], it shall notify Lessee of the markets covered by the Offer that are outside the [*] (the “ROFR Markets”) within 10 business days of receipt of such offer.  If Lessee wishes to exercise the Pops ROFR with respect to the ROFR Markets, it must so notify Lessor in writing within 30 days of the date of Lessor’s delivery of notice of the Offer.  If Lessee does not notify Lessor within the 30-day period, Lessor may lease the GSAT Spectrum that was subject to the Offer to a third party on terms no less favorable to Lessor than the terms of the Offer.  If Lessee exercises the Pops ROFR with respect to the ROFR Markets, each such ROFR Market immediately shall be deemed to be either a Deferred Pop Market or an Option Market pursuant to this Lease Agreement (as determined by Lessee at the time of exercise, but Lessee shall only have the option to designate them as an Option Market if the

Options have become exercisable), but only if the Pops within the ROFR Market together with all other geographic markets in which Lessee has Spectrum Usage Rights at such time or which Lessee has previously identified to Lessor pursuant to Section 10(a)(ii) (collectively, “Covered Markets”) are equal to or less than [*]; otherwise to the extent that the Pops within the ROFR Market together with the Pops within all Covered Markets at such time are greater than [*], the portion of the ROFR Market exceeding [*] Pops shall be immediately deemed to be an Option Market pursuant to this Lease Agreement.  Notwithstanding the foregoing, however, payment obligations under this Lease Agreement shall begin immediately for any Option Markets leased pursuant to the Pops ROFR, and to the extent that a ROFR Market is deemed to be an Option Market, Lessee shall deliver to Lessor, within 90 days of its exercise of the Pops ROFR, a down payment of [*]% of the total lease payments applicable to such market (such total lease payments to be calculated consistent with the NPV set forth in subsection (ii) above).  The Pops ROFR will expire on a pro rata Pop basis consistent with the selection of the Deferred Pop Markets and the exercise of the Options, and will expire completely at the end of the Pops ROFR Period.”

10.                               Section 10(b)(iv) is stricken in its entirety and a new Section 10(b)(iv) is inserted in lieu thereof as follows:

“(iv) Subject to the following limitations, the Pops ROFR will apply to an Offer that includes markets within the [*], but only so long as more than [*] of the Pops covered by the Offer fall outside the [*].  If the Pops ROFR applies to an Offer, the Pops ROFR will apply only to those markets covered by the Offer that fall outside the [*], except that the Pops ROFR will apply to the nine markets designated with an asterisk on Exhibit E hereto.  For example, if Lessor receives an Offer to lease GSAT Spectrum both inside and outside a [*], and more than [*]% of the Pops covered by the Offer fall outside the [*], the Pops ROFR will apply only to the geographic markets outside the [*] that are the subject of the Offer, and Lessee shall not have the right to nor shall it be obligated to exercise the Pops ROFR with respect to the geographic markets within the [*], except, in each case, to the extent the Offer applies to any of the nine markets designated with an asterisk on Exhibit E hereto.  During the Pops ROFR Period, so long as Lessee exercises the Deferred Pops and Options in compliance with Sections

10(a) and 10(b) hereof, Lessor must reserve for Lessee, and may not lease to any third party, GSAT Spectrum in markets outside the [*] that include at least [*] Pops in the aggregate.

11.                               Section 14(d)(iii) is stricken in its entirety and a new Section 14(d)(iii) is inserted in lieu thereof as follows:

“(iii) if Lessee’s technology fails to function for its intended purpose as such purpose is reflected in Lessee’s business plan approved by the RUS or such technology fails to comply in all material respects with the Communications Laws at the conclusion of the Beta Test, if the cost to deploy Lessee’s System using the Leased Spectrum materially exceeds the cost reflected in Lessee’s business plan approved by the RUS, or if Lessee is not legally able to use at least [*] MHz of Lessor’s S-band spectrum or the System cannot be operated for its  intended purpose due to third party interference; provided that, in any of the foregoing cases, (A) Lessee has used its best efforts to cause such technology to function for its intended purpose and comply with Communications Laws, and Lessee has otherwise complied with its obligations relating to the Beta Test set forth in Section 10(f), and (B) Lessee notifies Lessor in writing of its termination of the Lease Agreement on or before the earlier of (1) 90 days after the conclusion of the Beta Test and (2) [*]; or”

12.                               A new Section 14(d)(vii) is inserted as follows:

“(vii) if Lessee’s technology to be deployed in connection with Lessor’s second generation satellite and ground system fails to function for its intended purpose as such purpose is reflected in Lessee’s business plan approved by the RUS or such technology fails to comply in all material respects with the Communications Laws, if the cost to deploy Lessee’s System using the Leased Spectrum in connection with Lessor’s second generation satellite and ground system materially exceeds the cost reflected in Lessee’s business plan approved by the RUS, or if Lessee is not legally able to use at least [*] MHz of Lessor’s S-band spectrum in connection with Lessor’s second generation satellite and ground system or the System cannot be operated in connection with such system for its  intended purpose due to third party interference; provided that, in any of the foregoing cases, (A) Lessee has used its best efforts to cause such technology to function for its intended purpose and comply with Communications Laws, and (B) Lessee notifies Lessor in writing of its termination of the Lease Agreement on or before [*] following Lessor’s satisfaction of the conditions set forth in Paragraphs 41(d), (e) and (g) of the Globalstar WiMAX Order.

13.                               Section 14(e) of the Lease Agreement is stricken in its entirety and a new Section 14(e) is inserted in lieu thereof as follows:

“(e)  Termination By Either Party If Condiditons Are Not Met.  If the conditions to the lease commencement have not been satisfied by December 1, 2008, then either party may elect to terminate the lease of GSAT Spectrum pursuant to this lease agreement by sending written notice to the other party within five (5) days after December 1, 2008 (the “Termination Notice”).  Such termination will take effect sixty (60) days after the Termination Notice, if the lease commencement date has not occurred by the end of such sixty (60) day period.  The election to terminate under this subsection (e) shall not be available to any party who is in breach of any of its obligations under the lease agreement at such time.”

14.                               Section 8(a)(ii) is stricken in its entirety and a new section 8(a)(ii) is inserted in lieu thereof as follows:

“(ii) Variable monthly payments (“Variable Lease Payments”) equal to $[*] per ORC subscriber per month on the System.  An “ORC subscriber” is defined as a unit of customer premises equipment (“CPE”), or a group of units of CPE employed by the same user that share a single wireless access card or specific customer identifier and no two of which may be used simultaneously; provided that such unit or units shall be considered an ORC subscriber for the purposes of this Agreement only if ORC Services or other Lessee service offerings are provided to such unit or units using the Leased Spectrum; and provided further that a single unit or a single group of units of CPE that meet the foregoing requirements shall not be deemed to be more than one ORC subscriber merely because Lessee is providing multiple service offerings to such unit or group of units.  Within five days following each month-end during the term of this Lease Agreement, Lessee shall deliver to Lessor a written certification of the number of ORC subscribers on the System during such month.  The Variable Lease Payments shall increase [*]% on the first day of the [*] month following the Lease Commencement Date (the “Escalation Date”), and the Variable Lease

Payments then in effect shall increase [*]% on each anniversary of the Escalation Date thereafter, all as set forth on Exhibit D. Notwithstanding anything to the contrary in this agreement, Variable Lease Payments shall only be incurred with respect to those ORC subscribers who are actually served by the GSAT Spectrum.

15.                               The Parties further agree that the certain convertible secured promissory note by Lessee in favor of Globalstar, Inc. dated June 11, 2008 shall be amended such that the definition of “Maturity Date” in Section 9.1 thereto hereby means “December 31, 2008.

16.                               Subject to the approval of the RUS (which approval Lessee will use reasonable efforts to obtain), the Parties and OEP Open Range Holdings, LLC (“OEP”) further agree that, notwithstanding anything to the contrary set forth in the Preferred Stock Purchase Agreement dated June 11, 2008 among Lessee, OEP, Globalstar, Inc. and certain other parties named therein (the “Purchase Agreement”), or in any exhibit or schedule thereto or in any Ancillary Agreement (as such term is defined in the Purchase Agreement), Globalstar, Inc. shall only be obligated to invest $3.2 million in Lessee at the Closing under the Purchase Agreement, all of which may be in the form of the surrender and cancellation of those certain notes made by Lessee in favor of Globalstar, Inc. dated October 31, 2007 and June 11, 2008, as described in Schedule A to the Purchase Agreement, and Globalstar, Inc. shall not be obligated to invest any additional cash in Lessor at the Closing, provided, however, that should Globalstar, Inc. limit its contemplated investment as described herein, the number of shares issued to it by Lessee shall be accordingly reduced. In addition, the references to [*]% and [*]% in Sections 12(c) and 14(d) respectively in the form of the Investor Rights Agreement to be entered into among OEP, Lessor, Globalstar, Inc. and certain other parties (the “Investor Rights Agreement”) shall be changed to [*]% and [*]%, respectively.  This Section 8 shall be considered an amendment to the Purchase Agreement and the Investor Rights Agreement.

17.                               The fifth sentence of Section 10(b)(i) is stricken in its entirety and replaced with the following:

“Each Option shall become exercisable beginning at such time as Lessee (a) has elected to lease full Spectrum Usage Rights with respect to the frequency band [*] MHz as described in Section 8(a)(i), and (b) has purchased Spectrum Usage Rights in all of the Deferred Pop Markets pursuant to Section 10(a)(v) and has thereby relinquished its right pursuant to Section 10(a)(v) to elect not to lease Spectrum Usage Rights in the Deferred Pop Markets.  If Lessee notifies Lessor pursuant to Section 10(a)(v) that it will not lease Spectrum Usage Rights in all of the Deferred Pop Markets then any unexercised Options shall expire. Once Lessee has exercized all three Options pursuant to this section Lessee shall have the right to redesignate any Deferred Pop Markets which Lessee has subleased to third party providers as Option Markets provided that the total number of Pops in the Option Markets shall not exceed [*], and provided that such redesignation shall not limit Lessee’s obligation to pay for Spectrum Usage Rights for all of the Deferred Pop Markets.”

18.                               A new Section 10(c)(vi) is added as follows:

“The Parties agree that this Section 10(c) shall become effective beginning on the Lease Commencement Date and shall end on the earlier of (a) the date on which Lessee notifies Lessor that it will not lease the Spectrum Usage Rights in all of the Deferred Pop Markets pursuant to Section 10(a)(v) and (b) [*] unless at such time Lessee has elected to lease full Spectrum Usage Rights with respect to the frequency band [*] MHz as described in Section 8(a)(i). In addition, the Parties agree that this Section 10(c) shall only apply to broadband service offerings (in the case of Section 10(c)(i)) and leases or subleases of GSAT Spectrum for broadband services (in the case of Sections 10(c)(ii)-(iv)).”

19.                               A new Section 10(m) is added as follows:

“Notwithstanding anything to the contrary in this Lease Agreement, if Lessor’s ATC authority is terminated or suspended by the FCC as a consequence of late delivery of satellites, and Lessee is thereby forced to suspend service to its customers on the System, then this Lease Agreement shall remain in force except that Lessee shall not be obligated to pay any Fixed Lease Payments or Variable Lease Payments for the suspension period, and during such suspension period Lessor shall pay to Lessee an amount per month equal to the lesser of (a) the amount of liquidated damages actually received in cash by Lessor from its satellite manufacturer in such month as a result of such late delivery and (b) the amount of actual service revenue lost by Lessee as a result of the suspension of service in such month.  If Lessor’s ATC authority is not reinstated within [*] of such termination or suspension, then either Party may terminate this Lease Agreement on written notice to the other Party without further liability except  for any payments that relate to periods prior to the termination date.

Following valid notice of termination, this Lease Agreement and all rights and obligations of the Parties hereunder shall terminate (including, but not limited to, the obligation to make any further Down Payments, Fixed Lease Payments, or any cash termination fee), except the obligation to make any payments that relate to periods prior to the termination date, and the provisions hereof relating to termination, indemnification, dispute resolution and confidentiality (which shall survive the termination of this Lease Agreement).

20.                               A new section 10(n) is added as follows:

“10(n) Development of Second Generation Subscriber Terminal Lessor will use its best efforts to provide Lessee with technical assistance in connection with the development of the subscriber terminal equipment required to comply with the FCC rules applicable to Lessor’s ATC authority including, but not limited to, the conditions imposed by the FCC in the Globalstar WiMAX Order. Lessor shall  use best efforts to provide  the following upon the earlier of availability or when reasonably practicable:

(i)                                     technical interface requirements for the second generation satellite chipsets as soon as the technology is reasonably finalized.

(ii)                                  provide engineering assistance to the Lessee as required to assist with the reference design for the second generation CPE produced by Lessee.

(iii)                               provide a minimum of fifty (50) sample two way satellite modem chipsets.

(iv)                              provide Lessee with the software design requirements for the two way satellite modem.

(v)                                 file for and receive permission to utilize the new satellite device with all required governing authorities.

(vi)                              provide a two-way satellite modem reference design.

21.                               Section 15(e)(ii) is amended by inserting in the second line the words “and Deferred Pops” after the word “Option” and before the word “without”.

22.                               Exhibit D and Exhibit D-1 of the Lease Agreement are stricken in their  entirety and replaced by the attached Exhibit D and attachments.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment  to Spectrum Manager Lease Agreement to be executed on the day and year first above written.

LESSOR
GLOBALSTAR LICENSEE LLC

By:	/s/ Fuad Ahmad
Name:	Fuad Ahmad
Title:	Senior VP & Chief Financial Officer

LESSEE
OPEN RANGE COMMUNICATIONS, INC.

By:	/s/ William S. Beans, Jr.
Name:	William S. Beans, Jr.
Title:	President & CEO

ACKNOWLEDGED AND AGREED for purposes of Sections 14 & 15 only:

OEP OPEN RANGE HOLDINGS, LLC

By:	/s/ David Walsh
Name:	David Walsh
Title:	Partner

GLOBALSTAR, INC.

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	CEO

Exhibit D

[*]